CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") made as of this 30th day of August, 2000, by and between PickupsPlus, Inc., a Delaware corporation ("Company") and James J. Vogel, an individual residing in the State of Florida ("Consultant")

         The Company has agreed to retain the services of Consultant and the Consultant has agreed to provide investor relations and financial consulting services to the Company, all on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the following mutual covenants and agreements, the parties hereto agree with each other as follows:

         1. The Company shall retain the Consultant to provide the following investor relation and financial consulting services during the term of this
Agreement:

         (a) assisting and providing advice in the area of investor relations to establish and implement a systematic approach and program to establish and maintain relationships with current and potential shareholders and to disseminate information concerning the Company and its stock;

         (b) assisting and providing advice and financial consulting services to the Company in the implementation of marketing goals and relationships with the Company's business partners, merger and acquisition candidates, and, if appropriate, with shareholders;

         (c) such other services and assistance to the Company and its officers and directors within the scope of the Consultant's expertise as the President of the Company and the Consultant may mutually agree from time to time.

         2.   The term of this Agreement shall be for a period of thirty-six
(36) months commencing on the first day of September, 2000 and ending on the thirty-first day of August, 2003. During the terms of this Agreement, the Consultant shall be required to provide his services for at least five (5) days per month and for such additional time as the Consultant and Company may mutually agree. Services may be provided in person, by telephone or in the form of written reports. In the event that the Company requests the Consultant to travel, and the Consultant agrees to do so, the Consultant shall pay for reasonable travel and lodging expenses, unless the parties otherwise agree.

         3. In consideration of the Consultant providing the consulting services set forth in paragraph 1 above, the Consultant shall pay the Consultant fees as follows:
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         (a)  500,000 shares of the common stock of the Company upon execution of this Agreement with S-8 registration rights. Said shares shall be registered in the name of the Consultant or his assigns.

         4. Except as otherwise in paragraph 2 hereof, the consultant shall be responsible for all of his own out-of-pocket expenses incurred in connection with the consulting services to be provided hereunder, unless the Company agrees in writing with the Consultant prior to the expense being incurred that the Company will reimburse the Consultant for all or part of such extraordinary expense.

         5. Consultant's relationship with Company is and at all times shall be that of an independent contractor, and neither party is authorized to or shall act as an agent of the other. Consultant shall, at the request of the Company, maintain errors and omissions insurance in an amount satisfactory to Company. Consultant shall be responsible for the payment of all federal, state and local income and social security taxes due on the fees received as compensation for his services. Company shall not provide Workers' Compensation coverage for Consultant nor provide any benefit not otherwise set forth in this Agreement.

         6. During the term of this Agreement, Consultant may have access to and become acquainted with various trade secrets and confidential and proprietary information including, but not limited to business plans, marketing plans, financial information and other documents which constitute valuable assets of Company. Consultant shall not disclose any of the information or trade secrets directly or indirectly, or use such information or trade secrets in any way during the term of this Agreement or thereafter. All files, records, plans and other information shall be and remain the property of Company.

         7. If any action of law or equity is brought to enforce the provisions of this Agreement, the prevailing party will be entitled to its reasonable attorneys' fees and other costs incurred in the prosecution or defense of said action.

         8. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto.

         9. No amendment or modification of this Agreement shall be binding unless in writing and signed by the parties hereto.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         11. This Agreement shall not be assignable by either party hereto without the express written consent of the other party.

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         12.  If any provision of this Agreement or the application thereof to any person or circumstance shall be unenforceable or invalid to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.


/s/ JAMES J. VOGEL
--------------------------
James J. Vogel



PickupsPlus, Inc., a Delaware corporation


/s/ JOHN FITZGERALD
--------------------------
John Fitzgerald, President